Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal
Attention: Transaction Management Group
Telephone: (212) 526-9986

Facsimile: (646) 885-9546

November 15, 2006

Core Laboratories N.V.

Herengracht 424

1017 BZ Amsterdam

The Netherlands

Re: Warrant Transaction Amendment

This letter agreement (the "Amendment") amends the terms and conditions of the Transaction (the "Transaction") entered into between Lehman Brothers OTC Derivatives Inc. ("Dealer") represented by Lehman Brothers Inc. ("Agent") as its agent, and Core Laboratories N.V. ("Issuer"), pursuant to a letter agreement dated October 31, 2006 (the "Confirmation"), pursuant to which Dealer purchased from Issuer a Number of Warrants equal to 2,683,325. This Amendment relates to, and sets forth the terms of, the purchase by Dealer from Issuer of an additional Number of Warrants (the "Additional Number of Warrants").

Upon the effectiveness of this Amendment, all references in the Confirmation to the "Number of Warrants" shall be deemed to be to the Number of Warrants, as amended hereby and all references in the Confirmation to the "Transaction" shall be deemed to be to the Transaction as amended hereby. Except to the extent specified below, all other provisions of the Confirmation shall apply to the Additional Number of Warrants as if such Additional Number of Warrants were originally subject to the Confirmation. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

Amendments. In connection with the purchase by Dealer from Issuer of the Additional Number of Warrants, the Confirmation is hereby amended as follows:

1. The number "2,638,325" opposite the caption "Number of Warrants" in the Confirmation shall be replaced by the number "3,165,990."

2. The number "131,916.25" opposite the caption "Daily Number of Warrants" in the Confirmation shall be replaced by the number "158,299.5."

3. An additional "Premium" equal to USD 8,350,000 shall be payable by Dealer to Issuer with respect to the Additional Number of Warrants on November 17, 2006.

4. The "Trade Date" with respect to obligations under this Amendment shall mean November 15, 2006.

5. The "Effective Date" with respect to obligations under this Amendment shall mean November 17, 2006.

Opinion. Issuer shall deliver to Dealer an opinion of counsel, dated as of November 17, 2006 and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a)(i) and (ii) of the Agreement and with respect to the execution, delivery and performance of the Transaction as amended hereby not violating or conflicting with the constitutional documents of Issuer or with the Third Amended and Restated Credit Agreement among Core Laboratories N.V., Core Laboratories LP, JP Morgan Chase Bank, N.A., Bank of America, N.A., JP Morgan Securities Inc. and Banc of America Securities LLC, dated as of March 24, 2005, as amended to date.

Repeated Representations. Each of Issuer and Dealer hereby repeats their respective representations and warranties set forth in Section 7 of the Confirmation.

No Additional Amendments or Waivers. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

Governing Law. The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it in the manner indicated in the attached cover letter.

Yours faithfully,

Lehman Brothers OTC Derivatives Inc

                                                                                                                                                                               By:

        Name:

        Title:

Agreed and Accepted By:

Core Laboratories N.V.

By:  Core Laboratories International B.V.,

        its Sole Managing Director

By:

Name: Jan Willem Sodderland
Title:   Managing Director of Core Laboratories

            International B.V.